Exhibit 99.1

D.R. Horton and Forestar Announce Successful Closing of Merger and Final Election and Allocation Results

ARLINGTON and AUSTIN, Texas (October 5, 2017) – D.R. Horton, Inc. (NYSE: DHI) (“D.R. Horton”), America’s Builder, and Forestar Group Inc. (NYSE: FOR) (“Forestar”) today announced the closing of D.R. Horton’s previously announced acquisition of approximately 75% of the currently outstanding shares of Forestar for $17.75 per share in cash pursuant to a merger of a wholly owned subsidiary of D.R. Horton with and into Forestar.

The transaction establishes a strategic relationship between Forestar and D.R. Horton for the supply of developed lots, as an extension of D.R. Horton’s strategy of increasing its optioned land and lot position to enhance operational efficiency and returns. D.R. Horton’s position as Forestar’s controlling stockholder will also allow D.R. Horton to guide Forestar’s strategic direction, growth and operational execution to increase the future value potential of Forestar.

Pursuant to the terms of the merger agreement signed on June 29, 2017, each of the existing members of Forestar’s board of directors resigned, with the exception of M. Ashton Hudson. Effective as of the closing of the transaction, Forestar’s board of directors consists of five directors, including Mr. Hudson, and the following four new directors: Donald J. Tomnitz, former CEO of D.R. Horton, who will serve as Executive Chairman of Forestar; Samuel R. Fuller; G.F. (Rick) Ringler, III; and Donald C. Spitzer.

Final Election and Allocation Results

Pursuant to the terms of the merger agreement and election materials previously mailed to Forestar stockholders, Forestar stockholders were permitted to make an election to receive for their old shares of Forestar common stock either an amount in cash equal to $17.75 in cash (the cash consideration) or one new share of Forestar common stock (the stock consideration). The elections were subject to proration and adjustment procedures to ensure that, as a result of the merger, D.R. Horton would own approximately 75% of Forestar’s common stock and Forestar stockholders immediately prior to the merger would own approximately 25% of Forestar’s common stock.

The election deadline was 5:00 p.m., ET, September 27, 2017. The final election results were:

•	Holders of 35,326,341 shares of Forestar common stock, or approximately 84.23% of the outstanding shares of Forestar common stock, validly elected to receive cash consideration in the merger.

•	Holders of 3,993,435 shares of Forestar common stock, or approximately 9.52% of the outstanding shares of Forestar common stock, validly elected to receive stock consideration in the merger.

•	Holders of 2,619,160 shares of Forestar common stock, or approximately 6.25% of the outstanding shares of Forestar common stock, did not make a valid election.

In accordance with the proration and adjustment procedures of the merger agreement, because cash elections were made with respect to more than 75% of the shares of Forestar common stock outstanding immediately prior to the completion of the merger and stock elections were made with respect to less than 25% of the shares of Forestar common stock outstanding immediately prior to the completion of the merger:

•	Forestar stockholders that validly elected to receive stock consideration in the merger will receive, for each share of Forestar common stock for which such election was made, one new share of Forestar common stock;

•	Forestar stockholders that did not make a valid election will receive, for each share of Forestar common stock held by such stockholder, one new share of Forestar common stock; and

•	Forestar stockholders that validly elected to receive cash consideration in the merger will receive, for each share of Forestar common stock for which such election was made, a combination of cash consideration and stock consideration based on a final proration factor of 0.89030037. As a result, approximately 89.03% of the shares held by cash-electing stockholders will be exchanged for an amount in cash equal to $17.75 and approximately 10.97% of the shares held by cash-electing stockholders will be exchanged for one new share of Forestar common stock.

Forestar stockholders who have questions regarding their individual election results should contact D. F. King & Co., Inc., the information agent, toll free at (800) 290-6431. Banks and brokers may call (212) 269-5550.

About D.R. Horton, Inc.

D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States for fifteen consecutive years. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 79 markets in 26 states across the United States and closed 44,833 homes in the twelve-month period ended June 30, 2017. The Company is engaged in the construction and sale of high-quality homes through its diverse brand portfolio that includes D.R. Horton, Emerald Homes, Express Homes and Freedom Homes ranging from $100,000 to over $1,000,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

About Forestar Group Inc.

Forestar Group Inc. is a residential and real estate development company with operations in 14 markets in 10 states, where it owns, directly or through joint ventures, interests in 48 residential and mixed-use projects. As of October 5, 2017, Forestar is a majority-owned subsidiary of D.R. Horton, Inc., the largest homebuilder by volume in the United States for fifteen consecutive years.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton and Forestar believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton and Forestar on the date this release was issued. Neither D.R. Horton nor Forestar undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Some forward-looking statements discuss D.R. Horton’s and Forestar’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “would,” “could,” “approximately,” “anticipates,” “estimates,” “targets,” “intends,” “likely,” “projects,” “positioned,” “strategy,” “future,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms. Forward-looking statements also include all other statements in this press release that are not historical facts.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the transaction establishes a strategic relationship between Forestar and D.R. Horton for the supply of developed lots, as an extension of D.R. Horton’s strategy of increasing its optioned land and lot position to enhance operational efficiency and returns and that D.R. Horton’s position as Forestar’s controlling stockholder will also allow D.R. Horton to guide the strategic direction, growth and operational execution to increase the future value potential of Forestar. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s and Forestar’s respective annual reports on Form 10-K and their respective most recent quarterly reports on Form 10-Q, all of which are filed with the Securities and Exchange Commission.

CONTACTS

D.R. Horton

Jessica Hansen, Vice President of Investor Relations – (817) 390-8195

jlhansen@drhorton.com

Forestar Group

Charles D. Jehl, Chief Financial Officer – (512) 433-5229

chuckjehl@forestargroup.com

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